UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 30, 2004

AETHER SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27707	52-2186634

(Commission File Number)	(IRS Employer Identification No.)

11500 Cronridge Drive, Suite 110, Owings Mills, Maryland	21117

(Address of Principal Executive Offices)	(Zip Code)

(410) 654-6400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement

See the description in Item 8.01 of this Report of the secured subordinated promissory note that Aether Systems, Inc. received in connection with the September 30, 2004 closing of the sale of our Mobile Government division to BIO-key International, Inc.

Item 8.01      Other Events

Sale of Mobile Government Division

On September 30, 2004, we completed the sale of our Mobile Government Division to BIO-key. In accordance with the terms of the Asset Purchase Agreement, dated as of August 16, 2004, we received the $10 million purchase price in cash at closing. The purchase price is subject to adjustment (up or down) based upon changes in net working capital since June 30, 2004. In the sale, we sold BIO-key substantially all of the assets of our Mobile Government division, and BIO-key assumed all of the ordinary course future liabilities of the business.

In connection with the sale, we agreed to indemnify BIO-key for breaches of representations, warranties and covenants made or agreed to by us and our subsidiaries in the Asset Purchase Agreement. We also indemnified BIO-key against claims relating to our operation of the Mobile Government Division prior to the closing involving liabilities that BIO-key has not agreed to assume. Our total indemnity obligation for breaches of representations and warranties is generally capped at $2 million, and we are not required to make any payments to BIO-key until such claims exceed $100,000.

In connection with our prior operation of the Mobile Government division, we have been required to maintain, from time to time, credit support and performance assurance arrangements, including performance bonds, cash escrows and letters of credit, to secure certain leases and support certain customer contracts. Immediately prior to closing, we had three such arrangements in place, including a $1 million cash escrow along with two letters of credit totaling $8.6 million (which we collateralized with cash). The cash escrow and cash collateral amounts associated with these arrangements have previously been reported as restricted cash on our balance sheet.

In connection with the closing, BIO-key paid us an additional $2.75 million, which included $1 million to replace the cash escrow and $1.75 million to replace a portion of the cash we have on deposit to collateralize the letters of credit. As a result, subsequent to closing, our potential financial exposure relating to these arrangements is limited to a $7.9 million letter of credit to assure performance under the terms of a Mobile Government customer contract. That letter of credit will terminate in 2006, unless released earlier by the customer. We will continue to report the $7.9 million of cash collateral we are currently required to maintain in support of the letter of credit as restricted cash on our balance sheet.

To address our potential ongoing financial exposure under this letter of credit, BIO-key issued us a $6.9 million subordinated secured promissory note (the “Note”). The Note is secured by a lien on substantially all of BIO-key’s assets, but is subordinated to $5 million of senior secured debt held by certain of BIO-key’s lenders. (This security interest also secures BIO-key’s obligation to indemnify us for any claims under a sublease arrangement we have with BIO-key. Total remaining payments under that sublease are approximately $4 million, and the lease expires in August 2008.) Under the

Note, we will receive quarterly cash interest payments at a rate equal to LIBOR plus 350 basis points (currently approximately 5.4% annually). Unless the customer withholds consent to assignment (as discussed in the next paragraph), if the customer draws the letter of credit, the Note entitles us to demand immediate repayment of drawn amounts from BIO-key, up to the full amount of the Note. Our ability to receive payment from BIO-key or to foreclose on our security interest and sell collateral to provide repayment, is subject to various limitations under an inter-creditor agreement with BIO-key’s senior lender. Accordingly, it is unlikely we could receive repayment unless and until BIO-key’s senior lender is repaid in full.

To facilitate a prompt closing of the transaction, BIO-key waived a condition to closing under the Asset Purchase Agreement that required Aether to obtain written consents to assignment of certain contracts, including the customer contract secured by the $7.9 million letter of credit. We and BIO-key expect that all required consents will be obtained and expect to receive formal consent from all remaining customers in the next several weeks.

A copy of the press release that Aether issued to announce closing of the transaction is furnished as Exhibit 99.1.

Redemption of Subordinated Convertible Notes

On October 4, 2004, the previously announced redemption of the remaining $155 million of Aether’s outstanding 6% senior convertible notes was completed. The total cost of the redemption, in accordance with the terms of the notes, was approximately $157 million.

Item 9.01      Financial Statements and Exhibits

(c) Exhibits

      99.1 Press Release of Aether, dated October 1, 2004.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on October 6, 2004.

AETHER SYSTEMS, INC.
/s/ David C. Reymann
By: Its:	David C. Reymann Chief Financial Officer

Date: October 6, 2004